REVOLVING NOTE


$10,000,000.00                                                     July 8, 1996


         FOR VALUE RECEIVED, the undersigned, BRAUN'S FASHIONS, INC., a Minnesota corporation (the "Borrower"), promises to pay to the order of Norwest Bank Minnesota, National Association, a national banking association (the "BANK"), the principal amount of each Advance (as that term is defined in that certain Debtor-In-Possession Revolving Credit and Security Agreement dated as of July 8, 1996, between the Borrower and the Bank (the "DIP LOAN AGREEMENT")) made by the Bank to the Borrower together with interest accrued thereon as provided in the DIP Loan Agreement.

         This is the Revolving Note as that term is defined in the DIP Loan Agreement. All capitalized terms in this Revolving Note shall have the meanings ascribed to them in the DIP Loan Agreement unless otherwise defined herein. This Revolving Note is entitled to the benefits of the DIP Loan Agreement. The DIP Loan Agreement provides among other things, for the making of Advances by the Bank from time to time in an aggregate amount not to exceed at any time outstanding Ten Million Dollars ($10,000,000.00). The indebtedness of the Borrower to the Bank resulting from each Advance shall be evidenced by this Revolving Note.

         Interest shall accrue and be computed on this Revolving Note as provided in Section 2.1(d) of the DIP Loan Agreement. Interest accrued shall be due and payable, in arrears, monthly commencing on the fourth Business Day of the month immediately following the date hereof and continuing on the fourth Business Day of each month thereafter and on the Maturity Date.

         All payments of principal of this Revolving Note shall be due and payable on the Maturity Date which is the earlier of: (i) April 1, 1999, (ii) the occurrence of an Event of Default, or (iii) the first business day after an order of the Bankruptcy Court confirming a plan of reorganization in the bankruptcy case becomes a final, non-appealable order. Until the Maturity Date, principal shall be reduced in accordance with the terms set forth in the DIP Loan Agreement.

         Both principal and interest shall be payable in lawful money of the United States of America to the Bank at Minneapolis, Minnesota, or such other location specified by the Bank in writing.

         So long as no Event of Default occurs, the Borrower may borrow, repay, and reborrow in accordance with the terms of the DIP Loan Agreement.

         In the event of any inconsistency between the terms of the DIP Loan Agreement and this Revolving Note, the DIP Loan Agreement shall control.

         Presentment and demand for payment, notice of dishonor, protest and notice of protest are hereby waived. In the event of an Event of Default, the Borrower agrees to pay all costs of collection and reasonable attorneys' fees (whether or not suit is commenced) including, without limitation, attorneys' fees and legal expenses incurred in connection with any appeal of a lower court's judgment or order, as provided in the DIP Loan Agreement.

                                                BRAUN'S FASHIONS, INC.


                                                By:
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